As filed with the Securities and Exchange Commission on August 8, 2017.

Registration No. 333-32729

Registration No. 333-66054

Registration No. 333-136407

Registration No. 333-164847

Registration No. 333-201954

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO EACH OF:

FORM S-8 REGISTRATION STATEMENT NO. 333-32729

FORM S-8 REGISTRATION STATEMENT NO. 333-66054

FORM S-8 REGISTRATION STATEMENT NO. 333-136407

FORM S-8 REGISTRATION STATEMENT NO. 333-164847

FORM S-8 REGISTRATION STATEMENT NO. 333-201954

under

THE SECURITIES ACT OF 1933

TIDEWATER INC.

(Exact name of registrant as specified in its charter)

Delaware	72-0487776
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 Poydras Street, Suite 1500 New Orleans, Louisiana	70130
(Address of Principal Executive Offices)	(Zip Code)

Tidewater Inc. 1997 Stock Incentive Plan

Tidewater Inc. 2001 Stock Incentive Plan

Tidewater Inc. 2006 Stock Incentive Plan

Tidewater Inc. 2009 Stock Incentive Plan

Tidewater Inc. 2014 Stock Incentive Plan

(Full title of the plan)

Bruce D. Lundstrom

Executive Vice President, General Counsel and Secretary

Tidewater Inc.

601 Poydras Street

Suite 1500

New Orleans, Louisiana 70130

(504) 568-1010

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Curtis R. Hearn and Hope M. Spencer

Jones Walker LLP

201 St. Charles Avenue

New Orleans, Louisiana 70170-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) originally filed by Tidewater Inc., a Delaware corporation (the “Registrant”) with the Securities and Exchange Commission:

•	Registration No. 333-32729, filed on August 1, 1997, registering 3,000,000 shares of common stock, $0.10 par value per share, for issuance under the terms of the Tidewater Inc. 1997 Stock Incentive Plan.

•	Registration No. 333-66054, filed on July 27, 2001, registering 2,850,000 shares of common stock, $0.10 par value per share, for issuance under the terms of the Tidewater Inc. 2001 Stock Incentive Plan.

•	Registration No. 333-136407, filed on August 8, 2006, registering 1,500,000 shares of common stock, $0.10 par value per share, for issuance under the terms of the Tidewater Inc. 2006 Stock Incentive Plan.

•	Registration No. 333-164847, filed on February 10, 2010, registering 1,982,500 shares of common stock, $0.10 par value per share, for issuance under the terms of the Tidewater Inc. 2009 Stock Incentive Plan.

•	Registration No. 333-201954, filed on February 9, 2015, registering 1,300,000 shares of common stock, $0.10 par value per share, for issuance under the terms of the Tidewater Inc. 2014 Stock Incentive Plan.

As previously disclosed, on May 17, 2017, the Registrant and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Cases,” and such court, the “Bankruptcy Court”). On July 17, 2017, the Bankruptcy Court issued a written order (the “Confirmation Order”) confirming the Second Amended Joint Prepackaged Chapter 11 Plan of Reorganization of the Debtors, as modified by the Confirmation Order (the “Plan”). On July 31, 2017, the Plan became effective in accordance with its terms and the Debtors emerged from the Bankruptcy Cases.

As a result of the Plan, the Registrant has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statements and terminates the effectiveness of each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on August 8, 2017.

TIDEWATER INC.

By:	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom
Executive Vice President,
General Counsel and Secretary

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.